Power of Attorney

For Executing Forms 3, 4 and 5

I, the undersigned, appoint the Chief Executive Officer of First Financial Bankshares, Inc. (the “Company”), the Chief Financial Officer of the Company, the Chief Financial Officer of First Financial Bank, and the Chief Accounting Officer of the Company, as my true and lawful attorney-in-fact to:

(1) execute for and on behalf of me, in my capacity as an officer or director of the Company, Forms 3, 4 and 5 (including amendments thereto) in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder;

(2) do and perform any and all acts for and on behalf of me that may be necessary or desirable to complete and execute any such Form 3, 4 or 5, complete and execute any amendment or amendments thereto, file that Form with the United States Securities and Exchange Commission and any stock exchange or similar authority, and provide a copy as required by law or advisable to such persons as the attorney-in-fact deems appropriate; and

(3) take any other action of any type whatsoever in connection with the foregoing that, in the opinion of the attorney-in-fact, may be of benefit to, in the best interest of, or legally required of me, it being understood that the documents executed by the attorney-in-fact on my behalf pursuant to this Power of Attorney will be in such form and will contain such terms and conditions as the attorney-in-fact may approve in the attorney-in-fact’s discretion.

Each such attorney-in-fact may act separately.

I grant to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that the attorney-in-fact, or the attorney-in-fact’s substitute or substitutes, will lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. I acknowledge that the foregoing attorneys-in-fact, and their substitutes, in serving in such capacity at my request, are not assuming, nor is the Company, any of my responsibilities to comply with Section 16 of the Exchange Act.

I agree that each such attorney-in-fact may rely entirely on information furnished orally or in writing by or at my direction to the attorney-in-fact. I also agree to indemnify and hold harmless the Company and each attorney-in-fact against any losses, claims, damages or liabilities (or actions in these respects) that arise out of or are based upon any untrue statements or omissions of necessary facts in the information provided by me or at my direction, or upon the lack of timeliness in the delivery of information by me or at my direction, to that attorney-in-fact for purposes of executing, acknowledging, delivering or filing any Form 3, 4 or 5 (including any amendment thereto) and agree to reimburse the Company and the attorney-in-fact on demand for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability or action.

This Power of Attorney remains in full force and effect until I am no longer required to file Forms 3, 4 and 5 with respect to my holdings of and transactions in securities issued by the Company, unless I earlier revoke this Power of Attorney in a signed instrument delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, I have executed this Power of Attorney to be effective on April 22, 2026.

/s/ Lota S. Zoth

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Lota S. Zoth